Exhibit 10.29

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of December 30, 2005 by and among SGS International, Inc., a Delaware corporation (the “Company,” and together with all of the direct and indirect subsidiaries of the Company, the “Company Group”), and CVC Management LLC, a Delaware limited liability company (“Advisor”).

WHEREAS, pursuant to the Stock Subscription Agreement, dated the date hereof, by and among Southern Graphics Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC and CVC/SSB Employee Fund, L.P. (collectively, the “Fund”), and the stockholders of the Company named therein (the “Subscription Agreement”), the Fund will purchase at the Closing (as defined in the Subscription Agreement) shares of Southern Graphics Inc. Class A Common Stock and Series A Preferred Stock from the Company on the terms and subject to the conditions set forth in the Stockholders Agreement;

WHEREAS, Advisor is an affiliate of the Fund and an indirect wholly-owned subsidiary of Citigroup Inc.;

WHEREAS, the Company, on behalf of the Company Group, desires to retain Advisor and Advisor desires to perform for the Company and/or the Company Group certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the Closing (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term often (10) years commencing at the Effective Time (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or Advisor provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided, however, that the Company may terminate its obligation to pay Advisory Fees (as such term is defined in Section 3(a)), and correspondingly, Advisor’s obligations under Section 2, at the Company’s option, upon or concurrently with the Company’s First Public Offering or a Change of Control, by providing Advisor not less than ten (10) days prior written notice (an “Early Termination”). In the event of an Early Termination arising from the Company’s First Public Offering, the Company shall pay to Advisor an amount equal to the “Termination Fee.” As used herein, the “Termination Fee” means the net present value of all Advisory Fees that would have been payable from the Company to Advisor from the effective date of the Early Termination through the end of the Term assuming that an Early Termination had not occurred. Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of the Company in good faith. As used herein, “First Public Offering”

means the first underwritten public offering of the Common Stock of the Company after the date hereof pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities of the Corporation in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, provided that the net proceeds of such public offering equal $50,000,000 or more. In the event of an Early Termination arising from a Change of Control, the Company shall pay to Advisor an amount equal to the “Transaction Fee.” As used herein, the Transaction Fee means the fee required by Section 3(b) arising out of the transaction giving rise to a Change of Control. “Change of Control” shall have the meaning set forth in the indenture dated as of the date hereof relating to the Company’s $200 million Senior Subordinated Notes due 2013.

2. Services. Advisor shall perform or cause to be performed such services for the Company and/or members of the Company Group as directed by the Company’s board of directors, which may include, without limitation, the following:

(a) identification, support and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(b) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d) human resource functions, including searching and hiring of executives; and

(e) other services for the Company or its subsidiaries upon which the Company’s board of directors and Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Company Group pursuant to this Agreement.

3. Advisory Fee.

(a) Annual Fee. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement will equal $500,000 per annum. All fees described in this Section 3(a) shall be payable to Advisor or its designee by the Company on a quarterly basis in advance commencing with the first full fiscal quarter after the Effective Time (all such fees, the “Advisory Fees”). At the time of any merger, consolidation or recapitalization in which the holders of Common Stock of the Company receive cash, Advisor shall be paid any and all accrued but unpaid Advisory Fees.

(b) Transaction Fees. The Company hereby agrees to pay to Advisor or its designee at the Closing, upon the consummation of the transactions contemplated by the Stockholders Agreement and that certain Acquisition Agreement, dated as of November 11, 2005 as amended from time to time (the “Acquisition Agreement”), a fee for services rendered in connection with the structuring of and assistance with the transactions contemplated by the Stockholders Agreement and Acquisition Agreement and certain other management services in the amount of Four Million One Hundred Thousand Dollars ($4,100,000), plus reasonable out-of-pocket expenses. In addition, during the term of this Agreement, the Company shall pay to Advisor or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing with a value in excess of $25,000,000 (including any refinancing and including any transaction involving a change of control) by the Company or any of its subsidiaries in an amount equal to one percent (1%) of the value of such transaction, plus reasonable out-of-pocket expenses; provided, however, that no such transaction fee shall be payable in connection with transactions that are acquisitions, divestitures or financings (including any refinancings) between or among the Company and one or more of its subsidiaries or between or among subsidiaries.

(c) Collection of Fee. The decision whether to collect any fee contemplated by this Agreement (an “Advisory Fee”) in a given period (including the fee required by Section 3(b) hereof) shall be in the Advisor’s sole discretion. The Advisor’s decision not to collect or to defer an Advisory Fee in any given year shall not be construed to be a waiver of the Advisor’s right to collect such Advisory Fee or an Advisory Fee in any future period. Any Advisory Fee due and owing to Advisor pursuant to this Section 3 that has not previously been collected may be subsequently collected at the sole discretion of Advisor at any time, unless the collection of such fee has previously been permanently waived in writing by Advisor.

(d) Expenses. The Company hereby agrees to pay the reasonable out-of-pocket expenses of Advisor and its affiliates incurred in connection with the performance of the services contemplated by this Agreement.

(e) Payment. Any fees or expenses payable to Advisor or its designees pursuant to this Section 3 shall be paid by wire transfer to an account designated in writing by Advisor.

4. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5. Liability. Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct, breach of fiduciary duty (it being understood Advisor disclaims any fiduciary duties to Company) or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Except as Advisor may otherwise agree in writing after the date hereof: (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those competing with the Company or any of its subsidiaries and (B) do business with any client or customer of the Company or any of its subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company Group or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company Group. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor hereunder.

6. Indemnity. Each of the Company and its subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees’”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty (it being understood Advisory disclaims any fiduciary duties to Company) or willful misconduct by an Indemnitee. Each of the Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which maybe brought against the Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty or willful misconduct by an Indemnitee, then Advisor shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries to the extent due to such gross negligence, bad faith or willful misconduct.

7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company or the Company Group:

SGS International, Inc.

626 West Main Street, Suite 500

Louisville, Kentucky 40202

Attention: Henry R. Baughman

Facsimile: 502.634.5298

To Advisor:

CVC Management LLC

399 Park Avenue, 14th Floor

New York, NY 10043

Attention: Joseph M. Silvestri

Facsimile: 212.888.2940

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Craig L. Godshall

Facsimile: 215.994.2222

8. Assignment. Neither the Company nor any member of the Company Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld).

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

12. Effective Time. This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto. If the Closing does not occur and the Stockholders Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.